As filed with the Securities and Exchange Commission on January 10, 2006
Registration Nos. 333-86375
333-102448
333-105997
333-118429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
NO. 333-86375
REGISTRATION STATEMENT
NO. 333-102448
REGISTRATION STATEMENT
NO. 333-105997
REGISTRATION STATEMENT
NO. 333-118429
UNDER
THE SECURITIES ACT OF 1933

QUANTA SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation)	75-2851603 (I.R.S. Employer Identification No.)
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
(Address of Principal Executive Offices)
QUANTA SERVICES, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Vincent A. Mercaldi, Esq. Quanta Services, Inc. 1360 Post Oak Boulevard, Suite 2100 Houston, Texas 77056 (713) 629-7600 (Name, address and telephone number of agent for service)	Copy to:	W. Robert Shearer, Esq. 1000 Louisiana Suite 2000 Houston, Texas 77002 (713) 646-1391

Deregistration of Unsold Securities
SIGNATURES

Deregistration of Unsold Securities
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 filed by Quanta Services, Inc.:
•	the Registration Statement on Form S-8 (File No. 333-118429), filed with the Securities and Exchange Commission (SEC) on August 20, 2004,

•	the Registration Statement on Form S-8 (File No. 333-105997), filed with the SEC on June 10, 2003,

•	the Registration Statement on Form S-8 (File No. 333-102448), filed with the SEC on January 10, 2003, and

•	the Registration Statement on Form S-8 (File No. 333-86375), filed with the SEC on September 1, 1999 registering (after giving effect to the March 27, 2000 stock split) an aggregate of 4,500,000 shares of Quanta’s common stock, $0.00001 par value per share, authorized for issuance under Quanta’s 1999 Employee Stock Purchase Plan. After the filing of the initial Form S-8 on September 1, 1999, Quanta’s Board of Directors approved a 3-for-2 stock split of Quanta’s common stock, which resulted in an additional 500,000 shares of common stock registered under the initial Form S-8. Effective as of the end of the offering period under the Plan ended November 30, 2005, the Plan was terminated and there have not been, and will not be, any offerings of common stock pursuant to any of the Registration Statements thereafter. As of the date of termination of the Plan, 875,609 shares of common stock remained unsold under the Plan. Quanta is filing these Post-Effective Amendments to remove, and does hereby remove, from registration all of the shares of common stock registered on the Registration Statements that remain unsold under the Plan.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, and the State of Texas, on this 10th day of January 2006.

QUANTA SERVICES, INC. (Registrant)
By:	/s/ John R. Colson
John R. Colson
Chief Executive Officer